Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               EPICEPT CORPORATION

             ------------------------------------------------------
             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware


         EpiCept Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

         FIRST, that the Certificate of Incorporation of said corporation be amended as follows:

         By striking out Section 2(e)(i)(3) of Article FOURTH of the Certificate of Incorporation and inserting in lieu thereof a new Section 2(e)(i)(3) to read as follows:

                  "(3) "Convertible Securities" shall mean any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock, other than the convertible notes issued in the March Financing and the Amended March Financing and the New Convertible Notes."

         SECOND, that the Certificate of Incorporation of the Corporation be further amended as follows:

         By adding a new paragraph (5) to Section 2(e)(i) of Article FOURTH of the Certificate to read as follows:

                  "(5) The following terms used in this Section 2(e)(i) shall have the following meaning:

                           (A) "March Financing" shall mean the issuance by the
                  Corporation of $4,000,000 in aggregate principal amount of its convertible terms notes to TVM IV GmbH & Co. KG ("TVM IV"), The Merlin Biosciences Fund L.P. and The Merlin Biosciences Fund GbR (the "Merlin Entities"), Private Equity Direct Finance, Sanders Opportunity Fund L.P. and Sanders Opportunity Fund (Institutional) L.P.

                           (B) "Amended March Financing" shall mean the
                  amendment to the convertible notes held by TVM IV, the Merlin Entities and Private Equity Direct Finance in September 2005 providing for their conversion into Common Stock immediately prior to the Effective Time of the Merger.

                           (C) "New Convertible Notes" shall mean the
                  convertible term notes in aggregate principal amount of up to $2,000,000 to be issued in November 2005.

         THIRD, in lieu of a meeting and vote of stockholders, (i) the holders of at least a majority of all the issued and outstanding capital stock entitled to vote thereon; (ii) at least a majority in voting power of all issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the "SERIES A CONVERTIBLE PREFERRED"); (iii) at least two-thirds in voting power of all issued and outstanding shares of Series B Convertible Preferred Stock; par value $0.0001 per share (the "SERIES B CONVERTIBLE PREFERRED"); and (iv) at least 60% in voting power of all issued and outstanding shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the "SERIES C CONVERTIBLE PREFERRED"), have given their written consent to said amendment, after first having been recommended and deemed advisable by the Board of Directors of the Corporation, all in accordance with the provisions of
Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware, including approval by the Board of Directors of the Corporation.

                                      * * *

           IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by John V. Talley, Jr., its Chief Executive Officer, this 15th day of November 2005.



                                      EPICEPT CORPORATION

                                      By: /s/ John V. Talley, Jr.
                                          -------------------------------------
                                          Name: John V. Talley, Jr.
                                          Title: Chief Executive Officer